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                                                                   EXHIBIT 10.17





                                December 15, 1998



Mr. Edward C. Benninger
21 Devon Wood
San Antonio, Texas 78257

Re:      Letter Agreement Concerning
         Retirement From Employment
         --------------------------

Dear Ed:

         This Letter Agreement is for the purpose of reducing to writing the agreement between you (sometimes referred to herein as "you" or "your") and VALERO ENERGY CORPORATION ("Valero") concerning your retirement from employment with Valero. Accordingly, the parties have agreed as follows:

1. Your retirement from Valero will be effective as of December 31, 1998 (the "Effective Date") and, except as otherwise specifically provided in this Letter Agreement, all rights and benefits shall be measured as of the Effective Date. Further, except as otherwise specifically provided in this Letter Agreement, all rights and benefits associated with your employment with Valero will terminate as of the Effective Date.

2. As of the Effective Date, you shall resign and be deemed to have resigned as President of Valero and from all positions as an Officer and all positions as Director held with Valero's subsidiaries and affiliated entities. Attached as Exhibit 1 is a series of letters that you will execute and deliver to Valero and each of its subsidiaries of which you are an officer or director as further evidence of such resignations. You agree to serve the remainder of your current term as a member of the Board of Directors of Valero and not stand for reelection to the Board after the end of the current term. As of January 1, 1999, you will be eligible to participate in the non-employee director compensation plans of Valero.

3. You will be eligible to receive bonus compensation relating to your employment during 1998 in such amount as the Board of Directors of Valero shall determine, if any, at the customary time annual bonuses for 1998 performance are determined and paid to other executive officers of Valero. Except as otherwise expressly set forth herein, from and after the Effective Date, you will not be eligible to participate in any other bonus plan or executive equity plan available to employees of Valero.

4.       (a)     As of the Effective Date, any of your restricted stock grants that have not fully vested shall immediately fully vest. Valero will issue you share certificates representing the 10,800 shares of Valero Common Stock, $.01 par value, granted to you pursuant to the Restricted Stock Bonus Agreement between you and Valero dated January 28, 1998 as soon as practicable following January 1, 1999. Upon such issuance of the stock to you in accordance with your deferment election, Valero's obligation to you under the Restricted Stock Bonus Agreement will be fully satisfied and that Agreement will automatically terminate.

         (b) As of the Effective Date, any of your options to purchase shares of Valero Common Stock, $.01 par value stock that have not fully vested shall immediately fully vest, and all options will remain exercisable according to their original terms and until the expiration date set forth in the agreements between you and Valero governing those options. Exhibit 2 shows the number of your options, the exercise price and their respective expiration dates as of the Effective Date.

         (c) Exhibit 2 sets forth the number of Performance Shares granted to you, their grant dates and your deferment elections. Performance Share awards for the cycle ending December 31, 1998 shall be earned at the performance level (quartile ranking) pursuant to the established performance criteria set forth in the award agreements, and all remaining Performance Share awards shall vest on January 4, 1999 and be deemed earned at the target level (2nd quartile).



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5.       As of the Effective Date, Valero will enter into a consulting agreement with you for a one-year period ending December 31, 1999, substantially in the form of the Consulting Agreement attached as Exhibit 3 ("Consulting Agreement"). During this period, Valero will call upon you for advice and counsel as appropriate. Pursuant to the terms of the Consulting Agreement, Valero will (i) pay you a consulting fee of $175,000, payable in installments of $14,583.33 per month, (ii) pay travel and other incidental expenses, (iii) reimburse your monthly membership dues to the Dominion Country Club, and (iv) furnish you tax planning services for 1999.

6.       As of the Effective Date, Valero will:

         (a) provide you off-site office facilities and secretarial and other office services reasonably commensurate with your position as former President of Valero, for a period of two years, at 7990 West IH 10, San Antonio, Texas, or such other facility as mutually agreed to by the parties if suitable space is not available at that location; and

         (b) transfer to you the corporate Dominion Country Club membership assigned to you during your employment and shall pay or reimburse you for any membership transfer fees required for such transfer. The parties acknowledge that, pursuant to the Consulting Agreement, Valero will reimburse your monthly membership dues to the Dominion Country Club during the term of the Consulting Agreement, and upon termination of the Consulting Agreement, you will be solely responsible for all dues and expenses associated with your membership.

7.       (a)     As of the Effective Date and in accordance with and subject to your rights and eligibility thereunder, you will be entitled to elect the option of your choice as described in Valero's Thrift Plan, the Valero Excess Thrift Plan, Valero's Executive Deferred Compensation Plan, Valero's Pension Plan and Valero's Supplemental Executive Retirement Plan ("SERP") in order to receive benefits that have accrued under each plan.

         (b) As of the Effective Date, you will be entitled to receive retiree medical consistent with coverage amounts and/or deductibles and costs as provided to Valero retirees.

         (c) A total of eight "points" under the SERP will be added to your years of credited service, or your age, or divided between both in such proportion that total eight, as you elect at the time of retirement. The amount per month equal to the difference between your normal monthly retirement benefit under the Pension Plan and the SERP with the eight added points shall constitute a supplemental monthly retirement payment, payable at the time each payment is made under the Pension Plan. The eight points will also be applied to any other age or service related benefits.

         (d) Attached as Exhibit 4 are calculations of benefits and balances under each plan described in this paragraph 7 as of the Effective Date.

8. As of the Effective Date, all agreements between you and Valero or any Affiliate in effect on the Effective Date (other than this Agreement, the Consulting Agreement and the Indemnity Agreement dated August 1, 1997 between you and Valero, a copy of which is attached as Exhibit 5), including the Employment Agreement dated effective July 31, 1997 between you and Valero and the Executive Severance Agreement dated December 15, 1982 between you and Valero, are terminated, all potential rights thereunder are waived, and such agreements are forever void and of no further force or effect, and any and all such agreements are superseded in their entirety by this Agreement.

9. Any payments and considerations to be provided hereunder will be subject to applicable federal, state and local taxes and related withholding obligations.

10. In consideration of the agreements and commitments of Valero contained herein, you hereby release and relinquish all rights, claims and entitlements, except such rights as are specified herein, relating to your employment and resignation from Valero.

11. You agree to cooperate with Valero and its representatives, as reasonably requested by Valero and in such manner as will not unreasonably impinge on your professional and personal commitments, by responding to questions, attending meetings, depositions, administrative proceedings and court hearings, executing documents and cooperating with Valero and its legal counsel with respect to claims and litigation of which you have personal or corporate knowledge. During the



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term of the Consulting Agreement, no additional fees or compensation will be paid to you for cooperating with Valero and its legal counsel with respect to such claims and litigation. For any such activities rendered at the request of Valero and its legal counsel after the term of the Consulting Agreement, you shall receive such reasonable compensation as shall be mutually agreed upon by you and Valero.

12. The terms of this Letter Agreement shall be kept in strict confidence by you and Valero and shall not be voluntarily disclosed nor communicated to any person or entity not a party of this Letter Agreement without the prior written consent of both parties; provided, however, you or Valero may disclose the contents of this Letter Agreement (i) to counsel, accountants and financial advisors to the extent necessary, provided that such parties shall be made aware of and agree to maintain the confidential nature of this Letter Agreement, and
(ii) pursuant to any disclosure determined by counsel to be necessary under any valid law, rule or regulation, or any action of any court or any regulatory agency having jurisdiction.

13. You agree that under no circumstances shall either party be liable to the other, or to any other party, for any special, consequential or punitive damages arising out of or resulting from any act or omission in connection with this Agreement, or with the execution, delivery, performance or breach of this Agreement or any part thereof, or with the failure or alleged failure to execute, deliver or perform this Agreement or any part thereof.

14. Any notice given under this Agreement shall be sufficient if given and received in writing, and mailed by either registered or certified mail, return receipt requested, to Valero at its principal place of business and to you at your last known residence address.

15.      (a)     This Letter Agreement, together with the Consulting Agreement and the Indemnity Agreement, contain the entire understanding between the parties and shall supersede any and all prior contracts between the parties except as contemplated herein.

         (b) The parties agree that this Letter Agreement shall be construed in accordance with the laws of the State of Texas and venue for any action brought in connection herewith shall rest in Bexar County, Texas.

         (c) This Letter Agreement shall be binding on you and your heirs, executors, administrators and legal representatives and on Valero and its successors and assigns.

         (d) Should any term, provision or paragraph of this Letter Agreement be found to be invalid, void or unenforceable, it shall not affect the validity or enforcement of the remaining provisions which shall remain in full force and effect as if this Letter Agreement had been executed without such invalid, void or unenforceable provision having been included.

         If you are in agreement with the foregoing terms and conditions please indicate your approval and acceptance as provided below.

                                        Very truly yours,

                                        VALERO ENERGY CORPORATION


                                        William E. Greehey
                                        Chief Executive Officer


APPROVED, ACCEPTED
  AND AGREED:


------------------------------
Edward C. Benninger

Date:
     -------------------------




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
List of Exhibits:
-----------------
Exhibit 1                  Resignation Letters
Exhibit 2                  Stock Options, Restricted Stock and Performance Shares
Exhibit 3                  Form of the Consulting Agreement
Exhibit 4                  Calculations of benefits and balances under Thrift, Excess Thrift, Deferred
                           Compensation, Pension and Supplemental Executive Retirement Plans
Exhibit 5                  Indemnity Agreement dated August 1, 1997